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            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use and incorporation by reference of our reports dated December 20, 2010 on the financial statements of the Columbia Asia Pacific ex-Japan Fund, Columbia European Equity Fund, RiverSource Disciplined International Equity Fund, and Threadneedle International Opportunity Fund of the RiverSource International Series, Inc. included in the Annual Report for the period ended October 31, 2010, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 54 to the Registration Statement (Form N-1A, No. 2-92309) of the RiverSource International Series, Inc.


                                     /s/ Ernst & Young LLP

Minneapolis, Minnesota
December 28, 2010